Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson ( tjohnson@ezem.com )	Anne Marie Fields ( afields@lhai.com )
(800) 544-4624 x3317	(212) 838-3777
www.ezem.com	Bruce Voss ( bvoss@lhai.com )
(310) 691-7100

FOR IMMEDIATE RELEASE

E-Z-EM COMMENTS ON PATENT INFRINGEMENT LAWSUIT
RELATED TO EMPOWER INJECTOR

LAKE SUCCESS, N.Y., July 2, 2007—E-Z-EM, Inc., (NASDAQ: EZEM) today announced that Tyco Healthcare Group LP filed a lawsuit against the Company in the federal district court in Texas alleging patent infringement related to E-Z-EM’s Empower®CT and Empower®CTA injector systems. This lawsuit alleges infringement of a single U.S. patent concerning medical fluid injectors.

Commenting on the lawsuit, Anthony A. Lombardo, President and CEO said, “The Company respects the intellectual property rights of others and intends to vigorously defend against this action.”

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®—a patent-pending, next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for first-responder organizations and military services. RSDL is a patented, broad-spectrum liquid chemical warfare (CW) agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; the outcome and impact of any lawsuit involving Tyco Healthcare Group LP; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended June 3, 2006 and its Form 10-Q for the quarter ended March 3, 2007. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

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